EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIAMOND RESORTS INTERNATIONAL, INC.

(Original Certificate of Incorporation Filed January 11, 2013)

Diamond Resorts International, Inc. (the “Corporation”), a corporation originally incorporated on January 11, 2013 and organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that (i) this Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”) has been duly adopted in accordance with Sections 241 and 245 of the DGCL and (ii) the Corporation has not received any payment for any of its authorized stock.

FIRST: The name of the Corporation is Diamond Resorts International, Inc.

SECOND: The Corporation’s registered office in the State of Delaware is located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, in the county of Kent. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc. The registered office and/or registered agent of the Corporation may be changed from time to time by resolution of the Board of Directors of the Corporation (the “Board of Directors”).

THIRD: The nature of the business and the objects and purposes to be transacted, promoted and carried on are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:

A. Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Fifty-Five Million (255,000,000) shares, divided as follows: (i) Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.01 per share, and (ii) Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share.

B. Designations and Rights. The designations and the powers, preferences and relative, participating, optional or other rights of the capital stock and the qualifications, limitations or restrictions thereof are as follows:

1. Common Stock.

a. Voting Rights. Except as otherwise provided by law, each share of Common Stock shall entitle the holder thereof to one vote in any matter which is submitted to a vote of stockholders of the Corporation.

b. Dividends. Subject to the express terms of the Preferred Stock outstanding from time to time, such dividend or distribution as may be determined by the Board of Directors may from time to time be declared and paid or made upon the Common Stock out of any source at the time lawfully available for the payment of dividends, and all such dividends shall be shared equally by the holders of Common Stock on a per share basis.

c. Liquidation. The holders of Common Stock shall be entitled to share ratably, upon any liquidation, dissolution or winding up of the affairs of the Corporation (voluntary or involuntary), all assets of the Corporation which are legally available for distribution, if any, remaining after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock of the preferential amounts, if any, to which they are entitled.

2. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock or as otherwise provided herein, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes.

FIFTH: The business and affairs of the Corporation shall be managed by, or under the direction of, a board of directors consisting of not less than three (3) nor more than eleven (11) directors. The exact number of directors shall be determined from time to time by resolution adopted by the vote of a majority of the directors in office at the time of adoption of such resolution.

The directors shall be divided into three classes, Class I, Class II and Class III, with each class having as equal a number of members as reasonably possible. Class I shall initially consist of the following directors: Messrs. [            ] and [            ]. Class II shall initially consist of the following directors: Messrs. [            ] and [            ]. Class III shall initially consist of the following directors: Messrs. [            ], [            ] and [            ]. The initial term of office of the Class I, Class II and Class III directors shall expire at the annual meeting of stockholders in 2014, 2015 and 2016, respectively. Beginning in 2014, at each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as is reasonably possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director, even though such decrease may result in an inequality of the classes until the expiration of such term. A director shall hold office until the annual meeting of stockholders in the year in which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. Directors may be removed only for cause by the vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. Vacancies on the Board of Directors and newly-created directorships shall be filled exclusively by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, except that any vacancy created by the removal of a director by the stockholders for cause may only be filled by the stockholders.

SIXTH:

A. Written Consent. Any corporate action required or permitted to be taken by the stockholders of the Corporation shall be effected only at a duly called annual or special meeting of stockholders of the Corporation and shall not be effected by consent in writing of the stockholders.

B. Special Meetings. Special meetings of the stockholders of the Corporation may be called, upon not less than ten (10) nor more than sixty (60) days’ written notice, only by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer of the Corporation or (iii) the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors.

SEVENTH:

A. Amendment of Bylaws. In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation (the “Bylaws”). The Bylaws may be altered, amended, or repealed, or new Bylaws may be adopted, only by the Board of Directors in accordance with the preceding sentence or by the vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors at an annual or special meeting of stockholders, voting together as a single class, provided that, if such alteration, amendment, repeal or adoption of new Bylaws is effected at a duly called special meeting, notice of such alteration, amendment, repeal or adoption of new Bylaws is contained in the notice of such special meeting.

B. Election of Directors. Elections of Directors need not be by written ballot unless the Bylaws shall so provide.

C. Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

D. Books of Corporation. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws may provide or as may be designated from time to time by the Board of Directors.

EIGHTH: The Board of Directors may adopt a resolution proposing to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors at an annual or special meeting of stockholders, voting together as a single class, shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, ARTICLE FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH OR TENTH of this Certificate of Incorporation.

NINTH:

A. Indemnification.

1. Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise. The right to indemnification conferred in this ARTICLE NINTH shall also include the right to have the Corporation pay directly or cause to be paid directly the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The right to indemnification conferred in this ARTICLE NINTH shall be a contract right.

2. Indemnification of Employees and Agents. The Corporation may, by action of the Board of Directors, indemnify the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

3. Insurance. The Corporation shall have the right, power and authority to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this ARTICLE NINTH and the DGCL.

4. Non-Exclusivity of Rights; Continuation of Rights. The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right that any person may otherwise have or hereafter acquire. Neither the amendment nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

B. Elimination of Certain Liability of Directors. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this ARTICLE NINTH by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

TENTH: The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the stockholders of the Corporation, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each case excluding actions in which the Court of Chancery of the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts and can be subject to the jurisdiction of another court within the United States. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE TENTH.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its [            ] on [            ], 2013.

DIAMOND RESORTS INTERNATIONAL, INC.

By:
Name:
Its:

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